Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Del Global Technologies Corp.
Valhalla, New York
We consent to the incorporation by reference in Registration Statements No. 333-38024, No. 333-69723, No. 033-09133, No. 033-65439, No. 033-78910, No. 033-52088, and No. 033-19772 of Del Global Technologies Corp. each on Form S-8, in Registration Statement No. 333-113866 of Del Global Technologies Corp. on Form S-1 and Registration Statement No. 333-38042 of Del Global Technologies Corp. on Form S-3 of our reports dated October 6, 2006 except for Note 8, which is as of October 25, 2006, appearing in this Annual Report on Form 10-K of Del Global Technologies Corp. for the fiscal year ended July 29, 2006.
BDO SEIDMAN, LLP
Valhalla, New York
October 25, 2006